Exhibit 99.2

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(Unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2015	2014	2015	2014
Revenue:
Product revenue	$7,570	$6,762	$27,703	$22,376
Service and other revenue	2,751	2,165	8,010	6,226
Contractual revenue	3,596	11,696	20,788	15,088
Total revenue	13,917	20,623	56,501	43,690
Cost of Revenue:
Cost of product revenue	5,119	5,608	23,289	19,048
Cost of service and other revenue	2,247	1,853	6,228	5,678
Total cost of revenue	7,366	7,461	29,517	24,726
Gross profit	6,551	13,162	26,984	18,964
Operating Expense:
Research and development	16,162	11,693	45,688	35,899
Sales, general and administrative	10,818	9,882	32,411	28,025
Gain on lease amendments	(23,043)	—	(23,043)	—
Total operating expense	3,937	21,575	55,056	63,924
Operating income (loss)	2,614	(8,413)	(28,072)	(44,960)
Interest expense	(741)	(716)	(2,153)	(2,103)
Other expense, net	(52)	(34)	(62)	(122)
Net income (loss)	1,821	(9,163)	(30,287)	(47,185)
Other comprehensive income (loss):
Unrealized gain (loss) on investments	(6)	(19)	(3)	9
Comprehensive income (loss)	$1,815	$(9,182)	$(30,290)	$(47,176)

Net income (loss) per share:
Basic	$0.02	$(0.13)	$(0.41)	$(0.68)
Diluted	$0.02	$(0.13)	$(0.41)	$(0.68)

Weighted average shares outstanding used in calculating net income (loss) per share
Basic	75,205	70,740	74,699	69,716
Diluted	80,176	70,740	74,699	69,716